Exhibit 10.42

December 21, 2016
PERSONAL AND CONFIDENTIAL
Harald Stock

Re:    Separation from Employment
Dear Harald:
The purpose of this letter agreement (the “Agreement”) is to set forth the terms regarding your separation of employment from OvaScience, Inc. (the “Company”). As more fully set forth below, the Company desires to provide you with separation benefits in exchange for certain agreements by you. This Agreement shall become effective on the eighth (8th) day following your acceptance of it (the “Effective Date”) as described below.
1.Separation Date. Your employment with the Company terminated effective on December 21, 2016 (the “Separation Date”). You acknowledge that from and after the Separation Date, you shall not have any authority and shall not represent yourself as an employee or agent of the Company. As of the Separation Date, all salary payments from the Company shall cease and any benefits you currently have under Company-provided benefit plans, programs, or practices shall terminate, except as required by federal or state law or as otherwise set forth herein. The Company shall provide you with all wages owed through the Separation Date (including accrued but unused vacation time), and shall pay all normal and reasonable business expenses that you have incurred or shall incur in the ordinary course through the Separation Date. Receipts for any outstanding business expenses shall be submitted within ten (10) days of the date hereof. By executing this Agreement, you hereby resign as a member of the Company’s Board of Directors and you hereby resign from any other positions, offices and directorships you may have with the Company or any of its subsidiaries or affiliates.
2.    Consideration. In exchange for the mutual covenants set forth in this Agreement, the Company agrees to provide you with the following:
(a)    You shall receive separation pay in the form of continued payment of your gross biweekly base salary, less all applicable federal, state, local and other legally required or authorized deductions, for a period of fourteen (14) months (the “Separation Pay”); provided that the maximum gross amount of Separation Pay that you shall be eligible to receive under the terms of this Agreement (i.e., before withholdings and deductions) is $758,333.33. The first installment of the Separation Pay shall be paid on the Company’s first payroll date following the later of the Effective Date or January 1, 2017 and shall continue to be paid in accordance with the Company’s normal payroll practices for such 14-month period.
(b)    By law, and regardless of whether you sign this Agreement, you shall have the right to continue your medical and dental insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA’’). The COBRA qualifying event shall be deemed to have occurred on the Separation Date. Upon completion of the appropriate COBRA forms and your execution of this Agreement, and subject to all the requirements of COBRA, you shall be allowed to continue participation in the Company’s health and dental insurance plans at the Company’s expense (except for your co-pay or your portion of premium payments, if any, which shall be deducted from your Separation Pay to the same extent that such deductions are made for persons currently employed by the Company), until February 28, 2018 (the “Separation Benefits”). All other benefits shall cease as of the Separation Date. Notwithstanding any other provision of this Agreement, this obligation shall cease on February 28, 2018 or, if earlier, the date you become eligible to receive health insurance benefits through any other employer, and you agree to provide the Company with written notice immediately upon securing such employment and upon becoming eligible for such benefits. Following February 28, 2018, your eligibility to continue participation in the Company’s health and dental insurance plans under COBRA (including but not limited to the COBRA premium payments required for same) shall be subject to COBRA rules and provisions.
(c)    Section 13 of your Employment Agreement (as defined below) shall survive and remain in full force and effect.
(d)    Section 9(e) of your Employment Agreement shall survive and remain in full force and effect.
For the avoidance of doubt, the above-described Separation Pay and Separation Benefits shall be in lieu of (and not in addition to) any payments or benefits described in Section 11 of your employment agreement with the Company dated January 5, 2016 (the “Employment Agreement”).
3.    Equity.
(a)    You have been granted options to purchase an aggregate of 250,000 shares (the “Options”) of the Company’s common stock pursuant to the terms of two Stock Option Agreements (a Nonstatutory Stock Option Agreement covering 207,540 shares and an Incentive Stock Option Agreement covering 42,460 shares), each dated January 5, 2016 (the “Option Agreements”), and the terms of the Company’s 2012 Stock Incentive Plan (the “Plan”). As of the Separation Date, all of the shares subject to the Options are unvested and are hereby terminated as of the Separation Date in accordance with the terms of the Option Agreements and the Plan, and you shall have no right(s) to exercise any portion of the Options following the Separation Date.
(b)    You have been granted a restricted stock unit award representing the right to receive 250,000 shares of the Company’s common stock (the “RSUs”) pursuant to the terms of Restricted Stock Unit Award Agreement dated January 5, 2016 (the “RSU Agreement”) and the terms of the Plan. As of the Separation Date, all of the RSUs are unvested and are hereby terminated as of the Separation Date in accordance with the terms of the RSU Agreement and the Plan, and you shall have no right(s) to any portion of the RSUs following the Separation Date.
You represent and agree that (i) other than Company stock that you have purchased on the open market and options to purchase an aggregate of 31,598 shares that you received in connection with your service as a non-employee member of the Board of Directors of the Company prior to January 5, 2016 (the “Board Options”), you do not own any common stock, stock options, or other equity interest in the Company, (ii) you have no right to acquire any further stock options, common stock, equity or other interest in the Company under the Option Agreements, RSU Agreement and/or the Plan and you will not in the future have any right to acquire any equity or other interest in the Company under the Option Agreements, RSU Agreement and/or Plan, and (iii) you shall not have any right to vest in any stock or stock options under any Company equity, stock and/or stock option plan or program (of whatever name or kind) that you may have participated in or were eligible to participate in during your employment with the Company. You acknowledge that the Board Options terminate three months after the Separation Date.
4.    No Amounts Owing. You acknowledge and agree that the Separation Pay and Separation Benefits provided for in this Agreement are not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto. You further acknowledge and agree that, except for the specific financial consideration set forth in this Agreement and wages due and owing through the Separation Date, you have been paid and provided all wages, commissions, bonuses, vacation pay, holiday pay and any other form of compensation that may be due to you now or which would have become due in the future in connection with your employment with or separation of employment from Company.
5.    Cooperation. You agree that following the Separation Date, you shall cooperate fully with the Company’s reasonable requests in connection with any matter or event relating to your employment or events that occurred during your employment, including, without limitation, in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its affiliates and its and their officers and employees. Your cooperation in connection with such matters, actions and claims shall include, without limitation, being available, upon reasonable notice to meet with the Company regarding matters in which you have been involved, and any contract matters or audits; to prepare for, attend and participate in any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to the Company, you shall promptly notify the Chief Financial Officer of the Company. The Company agrees to reimburse your reasonable, documented out-of-pocket expenses incurred as a direct result of your compliance with this section.
6.    Confidentiality; Non-Disparagement; Related Covenants. You hereby acknowledge and agree to the following:
(a)    By no later than the Separation Date, you shall return to the Company all Company documents and property, including, but not limited to, building, office and worksite access cards or keys, corporate credit cards, Company-provided laptop computer and accessories, PDAs, any software, hardware, equipment, documents, electronic data or files, or any copies thereof, and any documents (and copies thereof) that are the property of Company vendors, partners, clients or customers.
(b)    In the event that you receive an order, subpoena, request, or demand for disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information from any court or governmental agency, or from a party to any litigation or administrative proceeding, you shall notify the Company of same as soon as reasonably possible and prior to disclosure, in order to provide the Company with the opportunity to assert its respective interests in addressing or opposing such order, subpoena, request, or demand.
(c)    All information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed by you to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law).
(d)    (i) You are bound by certain post-employment restrictive covenants and other obligations pursuant to the Non-Competition & Non-Solicitation Agreement between you and the Company dated January 5, 2016 (the “Non-Competition Agreement”) and the terms of the Invention and Non-Disclosure Agreement between you and the Company dated January 5, 2016 (the “Non-Disclosure Agreement”), (ii) you shall honor and abide by the terms of the Non-Competition Agreement and the Non-Disclosure Agreement, which shall survive the termination of your employment with the Company, and (iii) you shall abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information.
(e)    You shall not make any statements that are disparaging about, or adverse to, the interests or business of the Company (including its officers, directors, employees, and direct or indirect shareholders) including, without limitation, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company (including its officers, directors, employees, and direct or indirect shareholders).
(f)    The breach of any of the foregoing covenants by you, or the breach of any terms or representations in this Agreement, shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover the Separation Pay and Separation Benefits previously provided to you.
7.    Release of Claims.
(a)    Release. You hereby agree that by signing this Agreement and accepting the Separation Pay, Separation Benefits and other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date. Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:
(i)    Claims under any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to employment, discrimination, fair employment practices, or other terms and conditions of employment, including but not limited to the Age Discrimination in Employment Act and Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.), the Civil Rights Acts of 1866 and 1871 and Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.), the Genetic Information Non-Discrimination Act (42 U.S.C. §2000ff et seq.), the Massachusetts Fair Employment Practices Statute (M,G.L. c. 151B § 1 et seq.), the Massachusetts Equal Rights Act (M.G.L. c. 93 §102), the Massachusetts Civil Rights Act (M.G.L. c. 12 §§ 11H & 11I), the Massachusetts Privacy Statute (M.G.L. G. 214 § 1B), the Massachusetts Sexual Harassment Statute (M.G.L. c. 214 § 1C), and any similar Massachusetts or other state or federal statute.
(ii)    Claims under any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to leaves of absence, layoffs or reductions-in-force, wages, hours, or other terms and conditions of employment, including but not limited to the National Labor Relations Act (29 U.S.C. § 151 et seq.), the Family and Medical Leave Act (29 U.S.C. §2601 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1000 et seq.), COBRA (29 U.S.C. § 1161 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.), the Uniformed Services Employment and Reemployment Rights Act of 1994 (38 U.S.C. § 4301 et seq.), the Massachusetts Wage Act (M.G.L. c. 149 § 148 et, seq.), the Massachusetts Minimum Fair Wages Act (M.G.L. c. 151 § 1 et. seq.), the Massachusetts Equal Pay Act (M.G.L. c. 149 § 105A), and any similar Massachusetts or other state or federal statute. Please note that this section specifically includes a waiver and release of Claims that you have or may have regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay), as well as Claims for retaliation under the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act.
(iii)    Claims under any state or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.
(iv)    Claims under any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including but not limited to the Sarbanes-Oxley Act of 2002 and any similar Massachusetts or other state or federal statute.
(v)    Claims under any Company employment, compensation, benefit, stock option, incentive compensation, bonus, restricted stock, and/or equity plan, program, policy, practice or agreement, including, without limitation the Employment Agreement and the Option Agreements.
(vi)    Any other Claim arising under any other state or federal law.
You explicitly acknowledge that because you are over forty (40) years of age, you have specific rights under the ADEA, which prohibits discrimination on the basis of age, and that the releases set forth in this Section 7 are intended to release any right that you may have to file a claim against the Company alleging discrimination on the basis of age.
(b)    Release Exclusions. Notwithstanding the foregoing, this Section 7 does not: (i) release the Company from any obligation expressly set forth in this Agreement or from any obligation, including without limitation obligations under the Workers Compensation laws, which as a matter of law cannot be released; (ii) prohibit you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or any comparable state or local agency; (iii) prohibit you from participating in an investigation or proceeding by the EEOC or any comparable state or local agency; or (iv) prohibit you from challenging or seeking a determination in good faith of the validity of this release or waiver under applicable state or federal law, or impose any condition precedent, penalty, or costs for doing so unless specifically authorized by state or federal law. Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim whatsoever, including those raised through a charge with the EEOC, except those which, as a matter of law, cannot be released.
(c)    Acknowledgment. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Separation Pay and Separation Benefits being provided to you under the terms of this Agreement. You further agree that should you breach this Section 7, the Company, in addition to any other legal or equitable remedy available to the Company, shall be entitled to recover any Separation Pay and the cost of Separation Benefits previously provided to you pursuant to Section 2 hereof.
8.    ADEA Review and Revocation Period. It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. The Company also is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement (the “Review Period”) by signing below and returning it to Christophe Couturier, OvaScience, Inc., 9 Fourth Avenue, Waltham, MA, 02451. You agree that any modifications, material or otherwise, made to this Agreement do not and shall not restart or affect in any manner whatsoever, the original 21-day Review Period. In addition, you may rescind your assent to this Agreement within seven (7) days after you sign it (the “Revocation Period”). To do so, you must deliver a notice of rescission to Mr. Couturier. To be effective, such rescission must be hand delivered or postmarked within the Revocation Period and sent by certified mail, return receipt requested, to Mr. Couturier at the address above.
9.    Voluntary Agreement. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.
10.    Opportunity to Disclose. You acknowledge that you have been provided the opportunity to advise the Company as to any concerns regarding its financial statements, SEC filings and other public disclosures or any other matters, and you confirm to the Company that you have no such concerns.
11.    Taxation. Both you and the Company intend this Agreement to be in compliance with Section 409A of the Internal Revenue Code of 1986 (as amended). You acknowledge and agree, however, that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including, without limitation, to consequences related to Code Section 409A. In the event any payments or benefits are deemed by the IRS to be non-compliant, this Agreement, at your option, shall be modified to the extent practicable, so as to make it compliant by altering the payments or benefits, or the timing of their receipt, provided that no such modification shall increase the Company’s obligations hereunder.
12.    Severability. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full; provided that if any provision of Section 7 of this Agreement is held unenforceable by any court of law, and you proceed with any Claim within the scope of Section 7 against the Company (including the Company’s divisions, affiliates, parents and subsidiaries, and its and their respective officers, directors, employees, attorneys, agents and assigns) then you agree to return all money paid to you under Section 2 hereof, and the Company shall be relieved from any further obligation to provide you with any further Separation Pay, Separation Benefits or any other form of consideration or compensation described in this Agreement.
13.    Entire Agreement; Modifications; Choice of Law and Venue; Jury Waiver. You acknowledge and agree that, with the exception of the Non-Competition Agreement, Non-Disclosure Agreement, Section 9(e) of the Employment Agreement and Section 13 of the Employment Agreement, each of which shall remain in full force and effect according to their terms, this Agreement supersedes any and all prior oral and/or written agreements and sets forth the entire agreement between you and Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto, This Agreement shall take effect as an instrument under seal and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its formation or breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The Company agrees that it will require any successor to the entirety of its business to assume the Company’s obligations under this Agreement.
This Agreement may be signed on one or more copies, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.
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If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to me within twenty-one (21) days of the date of this Agreement.
Very truly yours,
OvaScience, Inc.

_/s/ Michelle Dipp__________________________
By:    Michelle Dipp, M.D., PH.D
Its:    Executive Chair
Confirmed and Agreed:

/s/ Harald Stock_____________________
Harald Stock
Dated: __12/21/16__________________